Exhibit 99.1

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
203.221.1703	212.477.8438 / 212.477.8261
jbottiglieri@compassdiversifiedholdings.com	lberman@igbir.com / mcimini@igbir.com
Compass Diversified Holdings Reports Second Quarter 2011 Financial Results
Generates Cash Flow Available for Distribution and Reinvestment of $18.4 Million
Westport, Conn., August 9, 2011 — Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and six months ended June 30, 2011.
Second Quarter 2011 Highlights
•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $18.4 million for the second quarter of 2011;

•	Reported net income of $8.3 million for the second quarter of 2011; and

•	Paid a second quarter 2011 cash distribution of $0.36 per share in July 2011, bringing cumulative distributions paid to $6.7152 per share since CODI’s IPO in May of 2006.
CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $18.4 million for the quarter ended June 30, 2011, as compared to $14.8 million for the comparable quarter of the prior year. CODI’s weighted average number of shares outstanding for the quarter ended June 30, 2011 and June 30, 2010 was approximately 46.7 million and 41.0 million, respectively.
The improvement in Cash Flow for the second quarter 2011 as compared to the year-earlier period was largely due to the inclusion of results from ERGObaby, a new CODI platform business acquired on September 16, 2010 and from higher revenue levels at a number of our subsidiaries.
CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each subsidiary for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses, which have totaled over $109 million since 2007.
Net income for the quarter ended June 30, 2011 was $8.3 million, as compared to a net loss of $0.7 million for the quarter ended June 30, 2010. During the quarter ended June 30, 2011, CODI recorded higher operating income as well as lower income tax expense due to the timing of an effective rate adjustment for Staffmark that was recorded in the year-earlier period.
As of June 30, 2011, CODI had $9.2 million in cash and cash equivalents on hand, $73.0 million outstanding on its term loan facility and $15.0 million outstanding under its $340 million revolving credit facility. The Company has no significant debt maturities until late 2012 and had borrowing availability of approximately $234 million at June 30, 2011 under its revolving credit facility.
On July 6, 2011, CODI’s Board of Directors declared a second quarter distribution of $0.36 per share. The distribution was paid on July 28, 2011 to all holders of record as of July 21, 2011.
Commenting on the quarter, Alan Offenberg, CEO of Compass Diversified Holdings, said, “During the second quarter, we posted strong financial results, with an increase in Cash Flow of 24.3% compared to the year-earlier period. Our companies continue to focus on gaining market share in their respective industries, capitalizing on their relative operating and financial strength. In particular, we are pleased with the progress that our management team is making at our newest company, ERGOBaby, which is reflected both quantitatively in the subsidiary’s strong operating results and qualitatively through the company’s product development and distribution channel expansion efforts. For the second quarter, we paid a distribution of $0.36 per share, and have now paid out $6.72 to our shareholders since our 2006 IPO. With a flexible balance sheet, we remain well positioned to provide attractive distributions to our owners and to capitalize on accretive acquisition opportunities.”
Conference Call
Management will host a conference call today at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 638-4558 and the dial-in number for international callers is (914) 495-8537. The access code for all callers is 86124922. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.
A replay of the call will be available through August 16, 2011. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 86124922.
Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns, with the first quarter typically being the slowest of the year. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.
About Compass Diversified Holdings (“CODI”)
Compass Diversified Holdings (“CODI”) owns and manages a diverse family of established North American middle market businesses. Each of its eight subsidiaries is a leader in their niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.
Our subsidiaries are engaged in the following lines of business:
•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.anodynemedicaldevice.com);

•	The design and marketing of wearable baby carriers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (Fox Racing Shox, www.foxracingshox.com);

•	The design, sourcing and fulfillment of logo based promotional products (HALO Branded Solutions, www.halo.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com); and

•	The provision of temporary staffing services, operating approximately 300 locations in 29 states (Staffmark, www.staffmark.com).
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-

looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings
Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in thousands)	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,241	$13,536
Accounts receivable, less allowance of $4,679 and $5,481	208,151	208,487
Inventories	88,235	77,412
Prepaid expenses and other current assets	28,840	33,904

Total current assets	334,467	333,339

Property, plant and equipment, net	39,633	33,484
Goodwill	319,766	325,851
Intangible assets, net	252,487	269,672
Deferred debt issuance costs, net	3,412	3,822
Other non-current assets	26,603	17,873

Total assets	$976,368	$984,041

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$150,845	$127,499
Due to related party	3,500	2,692
Current portion of supplemental put obligation	6,891	—
Current portion, long-term debt	2,000	2,000
Current portion of workers’ compensation liability	18,366	18,170
Other current liabilities	869	1,043

Total current liabilities	182,471	151,404

Long-term debt	86,000	94,000
Supplemental put obligation	42,602	44,598
Deferred income taxes	75,178	74,457
Workers’ compensation liability	41,457	40,588
Other non-current liabilities	1,214	3,084

Total liabilities	428,922	408,131

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 46,725 shares issued and outstanding at 6/30/11 and 12/31/10	638,759	638,763
Accumulated other comprehensive loss	—	(143)
Accumulated deficit	(183,854)	(150,550)

Total stockholders’ equity attributable to Holdings	454,905	488,070
Noncontrolling interests	92,541	87,840

Total stockholders’ equity	547,446	575,910

Total liabilities and stockholders’ equity	$976,368	$984,041

Compass Diversified Holdings
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
(in thousands, except per share data)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net sales	$428,084	$404,322	$852,209	$757,941
Cost of sales	333,819	318,630	668,356	601,223

Gross profit	94,265	85,692	183,853	156,718
Operating expenses:
Staffing expense	21,605	20,300	43,720	39,907
Selling, general and administrative expense	44,767	42,555	91,164	84,936
Supplemental put expense	1,667	2,565	4,895	16,991
Management fees	3,935	3,709	7,778	7,373
Amortization expense	7,689	7,477	15,391	13,600
Impairment expense	—	—	7,700	—

Operating income (loss)	14,602	9,086	13,205	(6,089)

Other income (expense):
Interest income	—	2	2	17
Interest expense	(2,340)	(2,860)	(4,879)	(5,561)
Amortization of debt issuance costs	(542)	(418)	(1,001)	(836)
Other income, net	345	211	591	391

Income (loss) before income taxes	12,065	6,021	7,918	(12,078)
Income tax expense	3,799	6,764	6,219	3,952

Net income (loss)	8,266	(743)	1,699	(16,030)
Net income attributable to noncontrolling interest	1,888	717	2,295	1,399

Net income (loss) attributable to Holdings	$6,378	$(1,460)	$(596)	$(17,429)

Basic and fully diluted net income (loss) per share	$0.14	$(0.04)	$(0.01)	$(0.45)

Weighted average number of shares outstanding —basic and fully diluted	46,725	40,998	46,725	38,824

Cash distributions declared per share	$0.36	$0.34	$0.72	$0.68

Compass Diversified Holdings
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months	Six Months
	Ended	Ended
(in thousands)	June 30, 2011	June 30, 2010
Cash flows from operating activities:
Net income (loss)	$1,699	$(16,030)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	21,801	18,566
Impairment expense	7,700	—
Supplemental put expense	4,895	16,991
Noncontrolling interests and noncontrolling stockholders charges	1,215	7,441
Deferred taxes	(1,926)	(2,062)
Other	87	(160)

Changes in operating assets and liabilities, net of acquisition:
Decrease (increase) in accounts receivable	1,627	(18,184)
Increase in inventories	(11,282)	(19,307)
Increase in prepaid expenses and other current assets	(3,305)	(3,812)
Increase in accounts payable and accrued expenses	25,973	24,126

Net cash provided by operating activities	48,484	7,569

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(83,721)
Purchases of property and equipment	(11,367)	(2,218)
Other	150	37

Net cash used in investing activities	(11,217)	(85,902)

Cash flows from financing activities:
Proceeds from issuance of Trust shares, net	—	75,029
Net borrowing (repayment) of debt	(8,000)	11,700
Debt issuance costs	(593)	(155)
Distributions paid	(32,708)	(26,690)
Net proceeds related to noncontrolling interest	—	2,085
Other	(261)	(19)

Net cash provided by (used in) financing activities	(41,562)	61,950

Net decrease in cash and cash equivalents	(4,295)	(16,383)
Cash and cash equivalents — beginning of period	13,536	31,495

Cash and cash equivalents — end of period	$9,241	$15,112

Compass Diversified Holdings
Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)
(unaudited)

	Three Months Ended	Three Months ended	Six Months Ended	Six Months Ended
(in thousands)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net income (loss)	$8,266	$(743)	$1,699	$(16,030)
Adjustment to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	10,486	9,725	20,800	17,730
Impairment expense	—	—	7,700	—
Amortization of debt issuance costs	542	418	1,001	836
Supplemental put expense	1,667	2,565	4,895	16,991
Noncontrolling interests and noncontrolling stockholders charges	363	3,071	1,215	7,441
Other	(205)	50	87	(160)
Deferred taxes	(933)	59	(1,926)	(2,062)
Changes in operating assets and liabilities	(11,460)	(23,955)	13,013	(17,177)

Net cash provided by (used in) operating activities	8,726	(8,810)	48,484	7,569
Plus:
Unused fee on revolving credit facility (1)	766	787	1,542	1,629
Successful acquisition expense (2)	350	135	850	1,924
Changes in operating assets and liabilities	11,460	23,955	—	17,177
Less:
Maintenance capital expenditures (3)	2,857	1,231	5,124	2,181
Changes in operating assets and liabilities	—	—	13,013	—

Estimated cash flow available for distribution and reinvestment	$18,445	$14,836	$32,739	$26,118

Distribution paid in March 2011 and April 2010			$16,821	$14,238
Distribution paid in July 2011/2010	$16,821	$14,238	16,821	14,238

	$16,821	$14,238	$33,642	$28,476

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.

(2)	Represents transaction costs for successful acquisitions that were expensed during the period.

(3)	Excludes growth capital expenditures of approximately $4.0 million for the three months ended June 30, 2011 and $6.2 million for the six months ended June 30, 2011.

Compass Diversified Holdings
Condensed Segment Profit (Loss) (1)
(unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
(in thousands)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Advanced Circuits	$6,805	$6,258	$13,887	$7,202
American Furniture (2)	(1,597)	1,185	(9,595)	3,898
ERGObaby	2,201	—	4,585	—
Fox	4,602	3,014	9,626	5,876
Halo	2,881	238	2,430	(537)
Liberty Safe	1,017	(169)	1,913	(1,619)
Staffmark	5,037	6,243	4,701	5,411
Tridien	1,099	3,402	2,342	5,636

Total	22,045	20,171	29,889	25,867
Reconciliation of segment profit to consolidated income (loss) before income taxes:
Interest expense, net	(2,340)	(2,858)	(4,877)	(5,544)
Other income	345	211	591	391
Corporate and other (3)	(7,985)	(11,503)	(17,685)	(32,792)

Consolidated income (loss) before income taxes	$12,065	$6,021	$7,918	$(12,078)

(1)	Segment profit (loss) represents operating income (loss).

(2)	Includes $7.7 million of goodwill and intangible asset impairment charges for the six months ended June 30, 2011.

(3)	Includes fair value adjustments related to the supplemental put liability and the call option of a noncontrolling shareholder.